CONFORMED COPY


                                  EXHIBIT 7(C)
                                  ------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                   AMGEN INC.

                       AMGEN ACQUISITION SUBSIDIARY, INC.

                                      AND

                                 SYNERGEN, INC.

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                               TABLE OF CONTENTS

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                                                                        ----


RECITALS.............................................................     1
AGREEMENT............................................................     1

  1. THE OFFER.......................................................     1
    1.1     The Offer................................................     1
    1.2     Company Action...........................................     2
    1.3     Directors................................................     3
  2. THE MERGER......................................................     3
    2.1     The Merger...............................................     3
    2.2     Effect of the Merger.....................................     3
    2.3     Consummation of the Merger...............................     3
    2.4     Certificate of Incorporation; Bylaws; Directors and Officers  4
    2.5     Conversion of Securities.................................     4
    2.6     Company Stock Options and Related Matters................     4
    2.7     Treatment of Warrants....................................     4
    2.8     Exchange of Certificates.................................     5

  3. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..........     5
    3.1     Organization and Qualification...........................     5
    3.2     Authority Relative to this Agreement.....................     6
    3.3     Compliance...............................................     6
    3.4     Available Funds..........................................     6
    3.5     Company Stock............................................     6

  4. REPRESENTATIONS AND WARRANTIES OF COMPANY.......................     7
    4.1     Organization and Qualification...........................     7
    4.2     Subsidiaries.............................................     7
    4.3     Capitalization...........................................     7
    4.4     Authority Relative to this Agreement.....................     8
    4.5     Compliance...............................................     8
    4.6     Commission Filings.......................................     8
    4.7     Absence of Undisclosed Liabilities.......................     9
    4.8     Litigation...............................................     9
    4.9     Board Recommendation; Qualifying Offer...................     9
    4.10    Compliance with Law......................................     9
    4.11    Changes..................................................     9
    4.12    Taxes....................................................    10
    4.13    Title to Properties; Condition of Properties.............    10
    4.14    Contracts................................................    11
    4.15    Employee Benefit Plans...................................    11
    4.16    Compliance With Legislation Regulating Environmental Quality 14
    4.17    Labor Matters............................................    15
    4.18    Absence of Questionable Payments.........................    15
    4.19    Intellectual Property....................................    15
    4.20    Cash and Cash Equivalents and Short-term Investments.....    15


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                                                                        PAGE
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  5. CONDUCT OF BUSINESS PENDING THE MERGER..........................    16
    5.1     Ordinary Course of Business..............................    16
    5.2     Preservation of Organization.............................    16
    5.3     Capitalization Changes...................................    16
    5.4     Sale of Assets...........................................    16
    5.5     Dividends and Repurchases................................    16
    5.6     Acquisitions.............................................    16
    5.7     Indebtedness.............................................    16
    5.8     Severance and Termination Pay............................    16
    5.9     Employee Benefits........................................    17
    5.10    Tax Election.............................................    17
    5.11    Subsequent Financials....................................    17

  6. ADDITIONAL AGREEMENTS...........................................    17
    6.1     Proxy Statement..........................................    17
    6.2     Meeting of Stockholders of Company; Voting
                 and Disposition of the Shares.......................    17
    6.3     Stock Options............................................    18
    6.4     Fees and Expenses........................................    18
    6.5     Additional Agreements....................................    18
    6.6     No Solicitation of Transactions..........................    18
    6.7     Notification of Certain Matters..........................    19
    6.8     Access to Information....................................    19
    6.9     Officers' and Directors' Insurance; Indemnification......    19
    6.10    Severance................................................    20
    6.11    Liquidated Damages.......................................    20

  7. CONDITIONS......................................................    20
    7.1     Conditions to Obligation of Each Party to Effect the Merger  20

  8. TERMINATION, AMENDMENT AND WAIVER...............................    20
    8.1     Termination..............................................    20
    8.2     Effect of Termination....................................    21
    8.3     Amendment................................................    21
    8.4     Waiver...................................................    21

  9. GENERAL PROVISIONS..............................................    22
    9.1     Brokers..................................................    22
    9.2     Public Statements........................................    22
    9.3     Notices..................................................    22
    9.4     Interpretation...........................................    22
    9.5     Representations and Warranties; Etc......................    23
    9.6     Miscellaneous............................................    23

Annex I..............................................................   I-1


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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 17, 1994, is among Amgen Inc., a Delaware corporation ("Parent"), Amgen Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser") and Synergen, Inc., a Delaware corporation ("Company").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Purchaser and Company have approved the acquisition of Company pursuant to the terms of this Agreement.

     B. In furtherance of such acquisition it is proposed that Purchaser will make a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Company (the "Common Stock"), together with all of the associated rights to purchase units of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Company (the "Rights"), for $9.25 per share net to the seller in cash. The Common Stock and the Rights are hereinafter collectively referred to as the "Shares."

     C. The Board of Directors of Company (the "Board of Directors") has duly approved the Offer and resolved to recommend its acceptance by Company's stockholders.

     D. The respective Boards of Directors of Parent, Purchaser and Company have each duly approved the merger of Purchaser and Company (the "Merger") following consummation of the Offer, in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law").

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, Purchaser and Company hereby agree as follows:

 1. THE OFFER

     1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated pursuant to
Section 8.1 and that none of the events set forth in Annex I hereto shall have occurred, Purchaser shall, and Parent shall cause Purchaser to, as soon as practicable after the date hereof, and in any event within five business days of the day on which the proposed Offer is announced, commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer for all of the outstanding Shares at a price of $9.25 per Share net to the seller in cash.

     (b) The obligations of Purchaser to consummate the Offer and to accept for payment and pay for any of the Shares tendered shall be subject only to the conditions set forth on Annex I, including the condition that a minimum of not less than a majority of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of outstanding Options (as defined in Section 2.6), but excluding for purposes of such calculation all Shares issuable upon exercise of outstanding Warrants (as defined in Section 2.7), Rights and any other rights or securities to purchase or acquire the Shares) being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). The Offer shall remain open for a minimum of 20 business days after commencement of the Offer as provided in Rule 14e-1 promulgated by the Commission (the "Expiration Date"), unless Purchaser extends the Offer as permitted by this Agreement, in which case the "Expiration Date" means the latest time and date to which the Offer is extended.

     (c) Purchaser reserves the right to waive any conditions to the Offer, other than the Minimum Condition, to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or amends any other material term of the Offer in a manner materially adverse to Company's stockholders without Company's prior written consent; provided, further, however, that notwithstanding the foregoing Purchaser may waive the Minimum Condition if Purchaser after consultation with Company, upon consummation of the Offer, accepts for payment and pays for a majority of the Shares outstanding at the time of such consummation. The Offer may not, without Company's prior written consent, be extended, except as necessary to provide time to satisfy the conditions set forth in Annex I; provided, however, that Purchaser may extend (and re-extend) the Offer for up to a total of 10 business days, if as of the initial Expiration Date, there shall not have been validly tendered and not withdrawn at least 90% of the outstanding Shares so that the Merger can be effected without a meeting of Company's stockholders in accordance with the Delaware Law. Purchaser agrees that if all conditions set forth in Annex I are satisfied on the initial Expiration Date, other than the Minimum Condition or the condition set forth in paragraph (b) of Annex I, Purchaser shall extend (and re-extend) the Offer for up to a maximum of 20 business days to provide time to satisfy either such conditions, so long as all such other conditions remain satisfied.

     (d) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex I. As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the Securities and Exchange Commission (the "Commission") with respect to the Offer a Schedule 14D-1 (the "Schedule 14D-1") which will comply as to form in all material respects with the provisions of applicable federal securities law, and will contain the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The
Schedule 14D-1 and the Offer Documents, on the date the Schedule 14D-1 is filed with the Commission, and on the date the Offer Documents are first published, sent or given to Company's stockholders, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Purchaser agree promptly to correct the Schedule 14D-1 or the Offer Documents if and to the extent that either shall have become false or misleading in any material respect and to take all steps necessary to cause such Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given reasonable opportunity to review the Offer Documents prior to the filing with the Commission. Company agrees to file contemporaneously with the commencement of the Offer with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which will comply as to form in all material respects with the provisions of applicable federal securities laws. The Schedule 14D9, on the date filed with the Commission and on the date first published, sent or given to Company's stockholders, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and mailed to Company's stockholders to the extent required by applicable federal securities laws. Subject to the fiduciary duties of the Board of Directors, as advised by counsel, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors that Company's stockholders accept the Offer.

     1.2 Company Action. Company represents that the Board of Directors has duly approved by a unanimous vote the Offer and the Merger and resolved to recommend acceptance of the Offer and approval of the Merger by Company's stockholders. Company will promptly furnish Parent or Purchaser with mailing labels containing the names and addresses of the record holders of Shares and, to the extent available (including upon request), lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish Purchaser with such additional information, including updated lists of stockholders,

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

mailing labels and lists of securities positions, and assistance as Purchaser may reasonably request in connection with communicating the Offer. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer, and, if this Agreement is terminated, shall deliver to Company all such written information and any copies or extracts thereof then in their possession.

     1.3 Directors. Promptly upon the acceptance for payment and payment by Purchaser or any of its subsidiaries of such number of Shares which satisfies the Minimum Condition and from time to time thereafter, Parent shall be entitled to designate a majority of the members of the Board of Directors, subject to compliance with Section 14(f) of the Exchange Act. Subject to applicable law, Company shall take all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, the affirmative vote of a majority of Company's directors (or the approval of the director, if there is only one remaining) then in office who are directors on the date hereof or are directors (other than directors designated by Purchaser) designated by such persons to fill any vacancy, shall be required to (i) amend or modify Company's Certificate of Incorporation or Bylaws, (ii) take any action by Company pursuant to Sections 8.1, 8.3 or 8.4 of this Agreement or (iii) approve any other action by Company which adversely affects the interests of the stockholders of Company (other than Parent, Purchaser and their affiliates) with respect to the transactions contemplated hereby.

2.  THE MERGER

     2.1 The Merger. At the Effective Date, in accordance with this Agreement and the Delaware Law, Purchaser shall be merged with and into Company, the separate existence of Purchaser (except as may be continued by operation of law) shall cease, and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Date. Company hereinafter sometimes is referred to as the "Surviving Corporation." At the election of Parent, the Merger may be structured so that Company shall be merged with and into Purchaser with the result that Purchaser shall be the "Surviving Corporation." If Parent elects to structure the Merger so that Purchaser, rather than Company, is the Surviving Corporation, the inaccuracy of any representation or warranty of Company which is premised on the assumption that Company shall be the Surviving Corporation, which representation or warranty becomes inaccurate solely as a result of Purchaser, rather than Company, being the Surviving Corporation, shall not be deemed to be a breach of such representation or warranty and shall not release Purchaser from its duties and obligations under the Offer and this Agreement.

     2.2 Effect of the Merger. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of Purchaser and Company (the "Constituent Corporations"); all property, real, personal and mixed, and all debts due on whatever account and all choses in action, and all and every other interest, of or belonging to or due each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in Purchaser, Company or the Surviving Corporation shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thereupon and thereafter be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations so merged; any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. The Surviving Corporation thereupon and thereafter shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Delaware Law, and neither the rights of creditors nor any liens upon the respective properties of the Constituent Corporations and the Surviving Corporation shall be impaired by the Merger; all with the effect set forth in the Delaware Law.

     2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will cause the Merger to be consummated by filing with the

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

Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law (the time of such filing being the "Effective Date").

     2.4 Certificate of Incorporation; Bylaws; Directors and Officers. The Certificate of Incorporation and Bylaws of Purchaser shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, until thereafter amended as provided therein and under the Delaware Law. The directors of Purchaser immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, and the officers of Company immediately prior to the Effective Date will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     2.5 Conversion of Securities. At the Effective Date, by virtue of the Merger and without any action on the part of Purchaser, Company, the Surviving Corporation or the holder of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Date (other than Shares to be cancelled pursuant to Section 2.5(b) hereof and Shares held by any holder who becomes entitled to the payment of the fair value for his Shares under the Delaware Law if the Delaware Law provides for such payment in connection with the Merger ("Dissenting Shares")) shall be cancelled and extinguished and be converted into and become a right to receive $9.25 in cash, or such higher amount per share as is paid pursuant to the Offer (the "Merger Consideration").

          (b) Each Share which is issued and outstanding immediately prior to the Effective Date and owned by Purchaser, Parent or Company or any direct or indirect subsidiary of Purchaser, Parent or Company, shall be cancelled and retired, and no payment shall be made with respect thereto.

          (c) Each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (d) All notes and other debt instruments of Company which are outstanding at the Effective Date shall continue to be outstanding subsequent to the Effective Date as debt instruments of the Surviving Corporation, if permitted by their respective terms and provisions.

     The holders of Dissenting Shares, if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law; provided, however, that if, in accordance with such Section of the Delaware Law, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such Shares, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration provided in Section 2.5(a) of this Agreement.

     2.6 Company Stock Options and Related Matters. As promptly as practicable after the Effective Date, each holder of a then outstanding employee or director stock option (an "Option") to purchase Shares heretofore granted under any Employee Plan (as defined in Section 4.15), other than any Options that are held by any director of Company or any officer (as that term is defined in Rule 16a-1(f) promulgated by the Commission) of Company and that were granted (or deemed granted) at any time on or after the date that is six months prior to the Effective Date (the "Recent Insider Options"), will be entitled (whether or not such Option is then exercisable) to receive in consideration of cancellation of such Option (and any outstanding stock appreciation right related thereto) a cash payment from Company in an amount equal to the difference between the Merger Consideration and the per Share exercise price of such Option, multiplied by the number of Shares covered by such Option. The Recent Insider Options shall remain outstanding in accordance with their terms and shall not be affected in any way by the consummation of the Merger.

     2.7 Treatment of Warrants. Each (i) warrant outstanding pursuant to the Warrant Agreement dated as of February 1, 1990 by and between Company and Bank of America, NT & SA, as Warrant Agent (the "Warrant Agreement") (the "Syntex Joint Venture Warrants"), (ii) Class A Warrant outstanding issued in connection with the Sales Agency Agreement dated January 4, 1991 by and between, among others, PaineWebber Development Corporation and Company (the "Sales Agency Agreement") (the "Class A Warrants"), (iii) Class B Warrant outstanding issued in connection with the Sales Agency Agreement (the "Class B Warrants"), (iv) Investment Executive Warrant outstanding issued in connection with the Sales

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

Agency Agreement (the "Investment Executive Warrants") and (v) warrant outstanding issued in connection with Company's purchase of the assets of Synergen Development Partners Limited (the "Development Partners Warrants") (collectively, the Syntex Joint Venture Warrants, Class A Warrants, Class B Warrants, Investment Executive Warrants and Development Partners Warrants are referred to herein as the "Warrants") will be unaffected by the Merger, except as otherwise provided in the Warrant Agreement or Warrants.

     2.8  Exchange of Certificates.

     (a) From and after the Effective Date, a bank or trust company to be designated by Parent (the "Exchange Agent") shall act as exchange agent in effecting the exchange of certificates (the "Certificates") for the Merger Consideration, which Certificates, prior to the Effective Date, represented Shares entitled to payment pursuant to Section 2.5. On or before the Effective Date, Parent or Purchaser shall deposit with the Exchange Agent the Merger Consideration in trust for the benefit of the holders of Certificates. Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificates shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Purchaser, Parent or Company or any direct or indirect subsidiary of Purchaser, Parent or Company or Dissenting Shares) shall represent solely the right to receive the Merger Consideration multiplied by the number of Shares represented by such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration, without any interest thereon. If any cash is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest or other payments made with respect to the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (b) Promptly following the date which is six months after the Effective Date, the Exchange Agent shall return to the Surviving Corporation all Merger Consideration in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

     (c) Promptly after the Effective Date, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Date represented Shares, a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor.

     (d) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Date, Certificates for Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 2, subject to applicable law in the case of Dissenting Shares.

 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Each of Parent and Purchaser represents and warrants to Company as follows:

     3.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to carry on its respective business as now conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a material adverse effect on the condition (financial or other), results of operations, business or properties (a "Material Adverse Effect") of Parent and its subsidiaries

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

taken as a whole. Copies of the Certificates of Incorporation and Bylaws of Parent and Purchaser delivered to Company are accurate and complete as of the date hereof.

     3.2 Authority Relative to this Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Purchaser and no other corporate proceeding on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for the corporate proceedings, if any, necessary to amend the Certificate of Incorporation of Purchaser to provide the capital structure required for the Merger (which proceedings shall be taken prior to the Effective Date). This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such company, enforceable against each such company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3  Compliance.

     (a) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby, nor compliance by Parent and Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent and Purchaser or any other direct or indirect subsidiary of Parent under, any of the terms, conditions or provisions of (x) the Certificates of Incorporation or Bylaws of Parent or Purchaser or any other direct or indirect subsidiary of Parent or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Parent and Purchaser or any other direct or indirect subsidiary of Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any other direct or indirect subsidiary of Parent or any of their respective properties or assets; except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

     (b) Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), and any required material foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole or prevent Parent and Purchaser from performing their obligations hereunder.

     3.4 Available Funds. Parent has or has available to it out of internal corporate funds, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transactions contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Offer and the Merger and to pay, subject to Section 6.4, all related fees and expenses in connection with the Offer and the Merger.

     3.5  Company Stock.  Parent does not beneficially own any Shares.

 4.  REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Purchaser, except as set forth on a Disclosure Schedule previously delivered to Parent (the "Disclosure Schedule") or as set forth in, or incorporated by reference into, the SEC Reports (as defined in Section 4.6), the following:

     4.1 Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the Certificate of Incorporation and Bylaws of Company heretofore delivered to Parent are accurate and complete as of the date hereof. All material corporate actions taken by Company and each of its subsidiaries (the "Subsidiaries") since incorporation have been duly authorized or ratified by all appropriate action.

     4.2 Subsidiaries. The only Subsidiaries are those named in the Disclosure Schedule or in Exhibit 21.1 to Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1993, as filed with the Commission and heretofore delivered to Parent. Except as set forth in such exhibit and except for directors' qualifying shares in the case of non-United States Subsidiaries, (i) Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, (ii) there are no irrevocable proxies with respect to such shares, (iii) no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and (iv) there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by Company are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the charter documents, Bylaws, and regulations, if any, of each Subsidiary, which have been heretofore delivered or made available to Parent, are accurate and complete.

     4.3 Capitalization. The authorized capital stock of Company consists of 120,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Agreement (i) 25,936,248 Shares are validly issued and outstanding, fully paid and nonassessable, (ii) no shares of Preferred Stock are issued and outstanding, (iii) 2,466,782 Shares are issuable upon exercise of outstanding Options heretofore granted under the Employee Plans, true and complete copies of which have heretofore been furnished to Parent, and (iv) 5,419,491 Shares are issuable upon exercise of outstanding Warrants. Upon the announcement of the Offer, each Warrant shall only represent the right to receive the per Share Merger Consideration upon payment by the holder thereof of the per Share exercise price provided for in each such Warrant. The per Share exercise price of each Warrant is as follows: (1) Syntex Joint Venture Warrants -- $12.67, (2) Class A Warrants -- $15.69, (3) Class B Warrants -- $15.69, (4) Investment Executive Warrants -- $16.31 and (5) Development Partners Warrants -- $67.77. Except as contemplated by clauses (i) through (iv) above, there are no other shares of capital stock, or other equity securities of Company outstanding, and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which Company or any of its Subsidiaries is a party or may be bound, requiring the issuance or sale of, shares of any capital stock or other equity securities of Company or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements by which Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities.

     4.4 Authority Relative to this Agreement. Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by the Board of Directors and no other corporate proceeding on the part of Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for the approval of Company's stockholders as set forth in Section 6.2 of this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

     4.5  Compliance.

     (a) Neither the execution and delivery of this Agreement by Company, nor the consummation of the transactions contemplated hereby (including the purchase of the Shares by Purchaser pursuant to the Offer), nor compliance by Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the loss of any material benefit under, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective charter documents or Bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Company or any such Subsidiary is a party, or to which any of them or any of their respective properties or assets may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Company and its Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses
(i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, losses and creations as to which requisite waivers have been obtained. As used in Articles 4 and 5, Section 6.6 and Annex I, the term assets shall include, but not be limited to, all Proprietary Matter, products, product rights and technologies of Company.

     (b) Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Act, and any required material foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement.

     4.6 Commission Filings. Company has filed with the Commission all reports, registration statements and definitive proxy statements required to be filed with the Commission since January 1, 1992 (collectively, with any documents filed as exhibits thereto, the "SEC Reports"). Company has heretofore made available to Parent its (i) Annual Reports on Form 10-K for the years ended December 31, 1991, 1992 and 1993, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, (iii) proxy statements relating to all of Company's meetings of stockholders (whether annual or special) since January 1, 1992, and (iv) all other reports or registration statements filed by Company with the Commission since January 1, 1992. As of their respective dates, such reports and statements (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company and its Subsidiaries included or incorporated by reference in such reports, and in Company's Annual Reports for the years ended December 31, 1991, 1992 and 1993 heretofore delivered to Parent, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes, or schedules thereto and except in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the

Exchange Act), and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     4.7 Absence of Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material liabilities of any nature, whether absolute, contingent or otherwise, and whether due or to become due (including, without limitation, all tax liabilities) which should be reflected or reserved against, in accordance with generally accepted accounting principles, and which are not adequately reflected or reserved against in Company's balance sheet as of December 31, 1993, including the footnotes thereto (the "Balance Sheet"), except such as have arisen in the ordinary course of business since December 31, 1993.

     4.8 Litigation. There are no actions, suits or proceedings pending or threatened against Company or any of its Subsidiaries, ERISA Affiliates or Employee Plans (as such terms are defined in Section 4.15), nor is Company or any of its Subsidiaries, ERISA Affiliates or Employee Plans subject to any order, judgment, writ, injunction or decree.

     4.9 Board Recommendation; Qualifying Offer. The Board of Directors has duly approved and adopted this Agreement, the Offer and the Merger and other transactions contemplated herein on the terms and conditions set forth herein, and recommended that the stockholders of Company tender their Shares and approve and adopt this Agreement and the Merger. The Offer is a "Qualifying Offer" as such term is defined in the Rights Agreement dated as of October 24, 1991 by and between Company and Manufacturers Hanover Trust Company of California, as Rights Agent (the "Rights Agreement").

     4.10 Compliance with Law. Company has not violated or failed to comply with any material statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any material judgment, decree or order of any court, applicable to its business or operations. Company has not received any notice asserting a failure to comply with any such statute, law, ordinance, regulation, rule, judgment, decree or order. Company has all material permits, licenses and franchises from governmental agencies required to conduct its present business as it is now conducted.

     4.11 Changes. Except as contemplated by this Agreement, or reflected in any financial statement or notes thereto referred to in Section 4.6, since December 31, 1993, none of the following have occurred:

          (a) any change (or any development involving a prospective change) or threatened change which has had, or may reasonably be expected to have, a Material Adverse Effect on Company and its Subsidiaries taken as a whole;

          (b) any material change in accounting methods, principles or practices by Company affecting its assets, liabilities or business;

          (c) any revaluation by Company of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (d) any material damage, destruction or loss;

          (e) any cancellation of any material debts or waiver or release of any material right or claim of Company relating to its business activities or properties;

          (f) any declaration, setting aside or payment of dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of its securities;

          (g) any issuance by Company of, or commitment of Company to issue, any shares of stock, options, warrants or other equity securities or obligations or securities convertible into or exchangeable for shares of stock, options, warrants or other equity securities, other than upon exercise of Options, or pursuant to the terms of an Employee Plan in the ordinary course of business and consistent with past practices;

          (h) negotiation or execution of any material arrangement, agreement or understanding to which Company or any of its Subsidiaries is a party which cannot be terminated by it on notice of 30 days or less without cost or penalty;

          (i) any loan or similar transaction with any person who is an officer, director or stockholder of Company or any of its Subsidiaries, or who is an affiliate or associate of such a person, except in the ordinary course of business and consistent with past practices;

          (j) any capital expenditures other than in the ordinary course of business and consistent with past practice by Company or any of its Subsidiaries;

          (k) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Company;

          (l) any increase in salary, bonus, fringe benefit, or incentive or other compensation payable or to become payable to any officer, director, employee or other person receiving compensation of any nature from Company or any of its Subsidiaries; or any increase in the number of shares obtainable under, or the acceleration or creation of any rights of any person to benefits under, any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement); or

          (m) any agreement by Company to do any of the things described in the preceding clauses (a) through (l) other than as expressly provided for herein.

     4.12 Taxes. Each of Company and its Subsidiaries has duly filed all material tax returns it is required to file. Each of Company and its Subsidiaries has paid (or made adequate provision for payment of) all taxes shown as due on those returns as well as all taxes, interest, penalties, assessments and deficiencies due or claimed due from foreign, federal, state or local taxing authorities (including without limitation taxes on properties, income, franchises, licenses, sales and payrolls). The filed returns are correct in all material respects and neither Company nor any of its Subsidiaries is required to pay, for the periods represented by such tax returns, any material taxes other than those shown in those returns or reflected on the balance sheet of Company contained in the most recent SEC Report. Company's and each of its Subsidiaries' federal income tax returns have not been audited by the Internal Revenue Service since December 31, 1985. The provision for taxes on the Balance Sheet is adequate to cover all accrued and unpaid taxes as of the date of the Balance Sheet. Since December 31, 1991, neither Company nor any of its Subsidiaries has requested or been granted any extension of limitation periods applicable to audits or claims by any taxing authority. No material claim, audit, action, suit, proceeding or investigation is pending or threatened with respect to any taxes of Company or any of its Subsidiaries. There is no fact or circumstance that, if known by any federal, state or local taxing authority, could result in the assertion of a material deficiency with respect to any taxes of Company or any of its Subsidiaries.

     4.13 Title to Properties; Condition of Properties. The Disclosure Schedule lists and reasonably describes all material real property owned or leased by Company and its Subsidiaries. Company and each of its Subsidiaries has good and valid title (in fee simple absolute in the case of real property) to all properties and assets used in its business, except for leased properties and assets; none of those owned properties is subject to any mortgage, deed of trust, pledge, lien, claim, charge, equity, covenant, condition, restriction, easement, right-of-way or encumbrance, except (i) liens, claims, charges and encumbrances disclosed, or reserved against, in the Balance Sheet, (ii) liens for current taxes not yet due and payable, and (iii) minor imperfections of title not material (individually or in the aggregate) and not materially detracting from the value, or the use (either actual or intended) Company and its Subsidiaries make, of the property in question. All of the buildings, fixtures, machinery and equipment owned or used by Company and its Subsidiaries are in reasonably good operating condition and repair, normal wear and tear excepted, and comply in all material respects with applicable zoning, building and fire codes.

     4.14 Contracts. The Disclosure Schedule lists all material contracts and agreements to which Company or any of its Subsidiaries is a party which were not filed as exhibits to the SEC Reports; all such contracts and agreements are duly and validly executed by Company, are in full force and effect as of the date of this Agreement and will be in full force and effect at the Effective Date. No event has occurred which, after notice or the passage of time or both, would constitute a material default under any such contract or agreement. All such contracts and agreements will continue, after the Effective Date, to be binding in accordance with their respective terms until their respective expiration dates.

     4.15  Employee Benefit Plans.

     (a) Definitions. The following terms, when used in this Section, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          (i) Benefit Arrangement. "Benefit Arrangement" shall mean any material employment, consulting, severance or other similar contract, arrangement or policy and each material plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which

               (A) (1) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Company or an ERISA Affiliate or under which Company or any ERISA Affiliate may incur any liability, and (3) covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities), or

               (B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          (ii) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (iii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (v) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Company as defined in Section 414(b),
     (c), (m) or (o) of the Code.

          (vi) Foreign Subsidiary. "Foreign Subsidiary" shall mean any Subsidiary organized under the laws of or doing business in any country other than the United States.

          (vii) Multiemployer Plan.  "Multiemployer Plan" shall mean

               (A) any "multiemployer plan," as defined in Section 4001(a)(3) or
          Section 3(37) of ERISA, (1) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities), or

               (B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          (viii) PBGC.  "PBGC" shall mean the Pension Benefit Guaranty
    Corporation.

          (ix) Pension Plan.  "Pension Plan" shall mean

               (A) any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Effective Date, maintained, administered, contributed to or was required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities), or

               (B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

          (x) Welfare Plan.  "Welfare Plan" shall mean

               (A) any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (1) which Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Company or any ERISA Affiliate may incur any liability and (2) which covers any employee or former employee of Company or any ERISA Affiliate (with respect to their relationship with such entities), or

               (B) any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

     (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. The Disclosure Schedule contains a complete list of Employee Plans which cover or have covered employees of Company (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered by Company to Parent: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers or has covered employees of Company (with respect to their relationship with such entities) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Company's employees and all annuity contracts or other funding instruments, (ii) each Employee Plan which covers or has covered employees of Company (with respect to their relationship with such entities) including written interpretations thereof and written descriptions thereof which have been distributed to Company's employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service or analogous ruling under foreign law with respect to each Pension Plan and each Welfare Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) which covers or has covered employees of Company (with respect to its relationship with such entities), (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which covers or has covered employees of Company (with respect to its relationship with such entities), (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of Company (with respect to its relationship with such entities),
(vi) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of Company, and (vii) a description setting forth the amount of any liability of the company as of the Effective Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees of Company.

     (c) Representations.  Company represents and warrants as follows:

          (i) Pension Plans

               (A) Neither Company nor any of its ERISA Affiliates has, at any time, maintained, administered or contributed to, or was required to contribute to, a Pension Plan that is or was subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or
          Section 412 of the Code.

               (B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Company that is intended to be qualified and tax exempt under the provisions of Code sections 401(a) and 501(a) has received a favorable determination letter from the Internal Revenue Service and nothing has occurred that would adversely affect such plan's tax qualification or exemption.

               (C) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Company (with respect to their relationship with such entities) presently complies and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

          (ii) Multiemployer Plans

               (A) Neither Company nor any ERISA Affiliate has, at any time, maintained, administered or contributed to, or was required to contribute to, a Multiemployer Plan.

          (iii) Welfare Plans

               (A) Each Welfare Plan which covers or has covered employees or former employees of Company (with respect to their relationship with such entities) has been maintained in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

               (B) None of Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Company from amending or terminating any such benefit plan or Welfare Plan.

               (C) Each Welfare Plan which covers or has covered employees or former employees of Company and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

               (D) Neither Company nor any ERISA Affiliate has incurred any liability with respect to any Welfare Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

          (iv) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of Company (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as provided by law, the employment of all persons presently employed or retained by Company is terminable at will.

          (v) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code
     Section 511.

          (vi) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by Company of any amount (i) that is not deductible under Section 404 of the Code, (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code or (iii) that is not deductible pursuant to Section 162(m) of the Code.

          (vii) Foreign Plans. Each Employee Plan that covers any employee or former employee of any Foreign Subsidiary (with respect to their relationship with such entities) or is otherwise not subject to ERISA or the Code has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Plans where each such Plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

          (viii) Fiduciary Duties and Prohibited Transactions. Neither Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or for which a class of individual exemption has not been granted by the Department of Labor, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

          (ix) No Amendments. Neither Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of Company (with respect to their relationship with such entities).

          (x) No Other Material Liability. No event has occurred in connection with which Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or
     (B) pursuant to any obligation of Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

          (xi) Insurance Contracts. Neither Company nor any Employee Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

          (xii) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or other related agreements by Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     4.16 Compliance With Legislation Regulating Environmental Quality. All plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and real property and related facilities of Company, whether currently or previously owned, operated or leased by Company (collectively, the "Facilities") are, and at all times owned, operated or leased by Company, have been maintained and operated in material compliance with all applicable federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, orders, regulations and licenses (collectively "Environmental Laws") including but not limited to the Federal Water Pollution Control Act (33 U.S.C sec. 1251 et seq. ), Resource Conservation & Recovery Act (42 U.S.C. sec. 6901 et seq.), Safe Drinking Water Act (21 U.S.C. sec. 349, 42 U.S.C. sec.sec. 201, 300f), Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), Clean Air Act (42 U.S.C. sec. 7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et seq.). No materials, substances, or products have been at any time placed, held, located, disposed of or released on, under, at, within, or about the Facilities which may reasonably be expected to result in a regulatory agency or other governmental entity requiring clean up, removal or other remedial action by Company under Environmental Laws. No litigation, administrative enforcement actions, proceedings or notices of potential liability have been received, served, filed or threatened against Company relating to any material damage, contribution, cost recovery, compensation, loss or injury resulting from any hazardous or toxic substance, waste or material (collectively, "Hazardous Materials") or arising out of the use, generation, storage, treatment, release, discharge, transportation, handling or disposal of Hazardous Materials or resulting from a violation or alleged violation of Environmental Laws.

     4.17 Labor Matters. Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association. Company has not experienced any attempt by organized labor or its representatives to make Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Company. Company is in compliance in all material respects with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Company pending before the National Labor Relations Board or any other governmental agency arising out of Company's activities, and Company has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against Company nor is any grievance currently being asserted; and Company has not experienced a work stoppage or other labor difficulty.

     4.18 Absence of Questionable Payments. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, agents or employees purporting to act on behalf of Company or any of its Subsidiaries has made or agreed to make any payment or other use of Company's or any of its Subsidiaries' assets (i) to or on behalf of an official of any government, or for any purpose related to political activity, except as permitted by applicable law or (ii) for any of the purposes described in Section 162(c) of the United States Internal Revenue Code.

     4.19 Intellectual Property. The Disclosure Schedule contains detailed information (including where applicable the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning: (i) patents, copyrights, trademarks, trade names and service marks, and all currently pending applications for any thereof (collectively, "Proprietary Matter"), held by Company and it Subsidiaries; (ii) any licenses or options to obtain rights or licenses granted by Company or any of its Subsidiaries to others covering any Proprietary Matter; and (iii) any licenses or options to obtain rights or licenses granted to Company or any of its Subsidiaries covering any Proprietary Matter owned by others. Neither Company nor any of its Subsidiaries has been sued, charged or threatened with any suit or action relating to infringement by Company or any of its Subsidiaries of any third party Proprietary Matter and no proceedings have been instituted or are pending (or are threatened) that challenge the validity of the ownership or use of any Proprietary Matter by Company or any of its Subsidiaries. Each of Company and its Subsidiaries owns (or possesses adequate and enforceable licenses or other rights to use) all Proprietary Matter now used or required to be used in their respective businesses as now conducted and as proposed to be conducted and neither Company nor any of its Subsidiaries has received any notice of conflict with the asserted rights of others with respect to any Proprietary Matter.

     4.20 Cash and Cash Equivalents and Short-term Investments. As of the date hereof, Company owns cash and cash equivalents and short-term investments in an amount not less than $115,000,000.

 5. CONDUCT OF BUSINESS PENDING THE MERGER

     Company covenants and agrees that, prior to the Effective Date, unless Parent shall otherwise agree in writing or unless the failure to comply with any of the following covenants results from actions by the Board of Directors which are approved by a majority of the directors appointed by Purchaser pursuant to
Section 1.3 or except as otherwise expressly contemplated by this Agreement or as disclosed in the Disclosure Schedule:

     5.1 Ordinary Course of Business. The business of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practices.

     5.2 Preservation of Organization. Company shall use its reasonable efforts to maintain and preserve its business organization, assets, employees, United States Food and Drug Administration and equivalent regulatory agency licenses and approvals, and United States Patent and Trademark Office and equivalent agency filings and advantageous business relationships. Neither Company nor any of its Subsidiaries shall directly or indirectly amend or propose to amend its charter, regulations or Bylaws or similar organizational documents.

     5.3 Capitalization Changes. Neither Company nor any of its Subsidiaries shall directly or indirectly (i) issue, sell, pledge, transfer, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, transfer, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind (including, without limitation, the Rights) to acquire any shares of, or any securities convertible into or exchangeable for any shares of, capital stock of any class of Company or any of its Subsidiaries, other than Shares issuable upon exercise of Options or Warrants outstanding on the date hereof as referred to in clauses (iii) or (iv) of Section 4.3 and consistent with past practices, in accordance with the terms of the applicable agreements and Employee Plans or (ii) authorize, recommend or propose any change in its capitalization.

     5.4 Sale of Assets. Neither Company nor any of its Subsidiaries shall directly or indirectly (i) except in the ordinary course of business and consistent with past practices, sell, pledge, transfer, assign, license, dispose of, encumber or lease any assets of Company or of any of its Subsidiaries (including, without limitation, any indebtedness owed to them or any claims held by them) or (ii) whether or not in the ordinary course of business, sell, pledge, transfer, assign, license, dispose of, encumber or lease any material assets of Company and its Subsidiaries (including, without limitation, any Facilities of Company, or any assets or the stock of any Subsidiaries constituting a substantial portion of any line of business of Company).

     5.5 Dividends and Repurchases. Neither Company nor any of its Subsidiaries shall directly or indirectly (i) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock other than, dividends and distributions by a Subsidiary of Company to Company or to a Subsidiary all of the capital stock of which (other than directors' qualifying shares) is owned directly or indirectly by Company or
(ii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its capital stock other than pursuant to Section 2.6.

     5.6 Acquisitions. Neither Company nor any of its Subsidiaries or affiliates shall, directly or indirectly, except in the ordinary course of business and consistent with past practices, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital (other than to Subsidiaries), property transfer or purchase of any amount of property or assets, in any other individual or entity;

     5.7 Indebtedness. Neither Company nor any of its Subsidiaries or affiliates shall, directly or indirectly incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any material loans or advances.

     5.8 Severance and Termination Pay. Neither Company nor any of its Subsidiaries shall take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of Company or any of its Subsidiaries in effect on or prior to the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on or prior to the date hereof.

     5.9 Employee Benefits. Neither Company nor any of its Subsidiaries shall (except for annual salary increases not to exceed 5% adopted in the ordinary course of business) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan, arrangement or agreement.

     5.10 Tax Election. Without the prior approval of Parent, neither Company nor any of its Subsidiaries shall make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

     5.11 Subsequent Financials. Company shall deliver to Parent all of Company's monthly and quarterly, if any, financial statements for periods and dates subsequent to September 30, 1994, as soon as practicable after the same are available to Company.

 6. ADDITIONAL AGREEMENTS

     6.1 Proxy Statement. If a meeting (or written consent in place of) of Company's stockholders is required by the Delaware Law to approve this Agreement and the Merger, then promptly after consummation of the Offer, Company shall prepare and shall file with the Commission as promptly as practicable a preliminary proxy statement, together with a form of proxy, with respect to the meeting (or written consent in place of) of Company's stockholders at which the stockholders of Company will be asked to vote upon and approve this Agreement and the Merger as provided in Section 6.2. As promptly as practicable after such filing, subject to compliance with the rules and regulations of the Commission, Company shall prepare and file a definitive Proxy Statement and form of proxy with respect to such meeting (or written consent in place of) (the "Proxy Statement") and shall use all reasonable efforts to have the Proxy Statement cleared by the Commission as promptly as practicable, and promptly thereafter shall mail the Proxy Statement to stockholders of Company. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to Company's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by Parent, Purchaser and Company, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is filed with the Commission, first mailed to Company's stockholders and on the date of the Special Meeting (as defined in Section 6.2) be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading, and Parent, Purchaser and Company each agree to correct as promptly as practicable any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

     6.2 Meeting of Stockholders of Company; Voting and Disposition of the Shares. If a meeting of Company's Stockholders is required by the Delaware Law to approve this Agreement and the Merger, then as promptly as practicable after consummation of the Offer, Company shall take all action necessary, in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws, to convene a meeting (or obtain the written consents) of its stockholders (the "Special Meeting") to consider and vote upon this Agreement and the Merger. The affirmative vote of stockholders required for approval of this Agreement and Merger shall be no greater than a majority. Subject to the fiduciary duties of the Board of Directors under the Delaware Law, as advised by counsel, the Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of Company vote to adopt and approve this Agreement and the Merger and Company shall use its reasonable efforts to solicit from stockholders of Company proxies in favor of such adoption and approval (and Purchaser shall vote all Shares purchased by it in favor of such adoption and approval) and to take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of stockholders required by the Delaware Law to effect the Merger.

     6.3 Stock Options. Company and its Subsidiaries shall take such action as may be permitted under the Employee Plans to effect the cancellations described in Section 2.6 and shall comply with all requirements regarding income tax withholding in connection therewith. In addition to the foregoing and subject to the terms of the Employee Plans and applicable law, Company will take all steps necessary to cause the Employee Plans to be terminated on or prior to the Effective Date, and to satisfy Parent that no holder of Options or participant in any Employee Plans will have any right to acquire any interest in Company or Parent as a result of the exercise of Options or other rights pursuant to such Employee Plans on or after the Effective Date.

     6.4 Fees and Expenses. If Purchaser shall have elected to terminate this Agreement pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iv), or if Company shall have elected to terminate this Agreement pursuant to Section 8.1(b)(ii), then Company shall promptly, but in no event later than two days after such termination, pay Purchaser a fee of $8,000,000 (which includes a non-accountable allowance for expenses and fees), which amount shall be payable in same day funds, provided, that no fee shall be paid pursuant to this Section 6.4 if either Parent or Purchaser shall be in material breach of its obligations hereunder.

     6.5 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer, this Agreement, and to cooperate with each other in connection with the foregoing, including using reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases, licenses and other contracts, (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (C) to defend all lawsuits or other legal proceedings challenging this Agreement, or the consummation of the transactions contemplated hereby, and thereby, (D) to obtain final court approval of the Stipulation of Settlement (as defined in Annex I), (E) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (F) to effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Act, and submissions of information requested by governmental authorities; and (G) to fulfill all conditions to this Agreement.

     6.6  No Solicitation of Transactions.

     (a) Company and its Subsidiaries will not, directly or indirectly, and will use its reasonable efforts to cause its officers, directors and agents not to, solicit, initiate or deliberately encourage submission of, or participate in discussions concerning, or supply any information in response to, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a material amount of the assets of, or any equity interest in, Company or any merger, consolidation or business combination with Company (an "Acquisition Proposal"). Company shall promptly notify Parent if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     (b) Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors, as advised by counsel, Company may, in response to a request or inquiry that could reasonably be expected to result in an Acquisition Proposal, which request or inquiry was unsolicited after the date of this Agreement, participate in discussions or negotiations with, or furnish information with respect to Company pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement (as defined in Section 6.8), to any person. In addition, following the receipt of an Acquisition Proposal, which the Board of Directors determines in good faith, based upon the advice of its outside financial advisors, to be more favorable to Company's stockholders than the Offer and the Merger (a "Superior Proposal"), Company may terminate this Agreement under Section 8.1(b)(ii) and accept such Superior Proposal, and the Board of Directors may approve or recommend (and, in connection therewith, withdraw or modify the approval or recommendation of the Offer, this Agreement or the Merger) such Superior Proposal. Nothing contained in this Section 6.6(b) shall prohibit Company or its Board of Directors from (i) taking, and disclosing to Company's stockholders, a position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act or (ii) making any disclosure to Company's stockholders that, in the judgment of the Board of Directors or Company, is required under applicable law.

     6.7 Notification of Certain Matters. Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement, the Disclosure Schedule or any written certificate or schedule delivered pursuant hereto to be untrue or inaccurate in any material respect at any time from the date hereof to the time Purchaser first pays for any Shares tendered pursuant to the Offer and
(ii) any material failure of Company, or Parent, Purchaser or any of their affiliates, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

     6.8  Access to Information.

     (a) Subject to the terms and conditions of that certain Confidentiality Agreement dated August 22, 1994 by and between Parent and Company (the "Confidentiality Agreement"), Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, provide to the officers, employees and agents (including, without limitation, lawyers and investment bankers) of Parent, Purchaser and their affiliates reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of Company's business, to, from the date hereof to the Effective Date, Company's officers, employees, agents, properties, books, records and contracts, and shall furnish to Parent, Purchaser and their affiliates all financial, operating and other data and information as Parent, Purchaser or their affiliates, through their respective officers, employees or agents, may reasonably request.

     (b) No investigation pursuant to this Section 6.8 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     6.9 Officers' and Directors' Insurance; Indemnification. It is understood and agreed that Company shall, to the fullest extent permitted under applicable laws, indemnify and hold harmless, and, after the Effective Date, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable laws, indemnify and hold harmless, each present and former director and officer of Company (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission by such director or officer prior to the Effective Date in his/her capacity as such (including, without limitation, any claims, actions, suits, proceedings or investigations which arise out of or relate to the transactions contemplated by this Agreement; provided, however, that neither Company, Parent nor Surviving Corporation shall have any obligation under this Section to indemnify any Indemnified Party hereunder against any losses, claims, damages, liabilities, costs, expenses, judgments or amounts to the extent the same is found to have resulted from such Indemnified Person's own gross negligence or willful misconduct. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Date), (a) the Indemnified Parties may retain counsel satisfactory to them and Company (or them and the Surviving Corporation and Parent after the Effective Date), (b) Company (or after the Effective Date, the Surviving Corporation and Parent) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) Company (or after the Effective Date, the Surviving Corporation and Parent) will use their respective reasonable efforts to assist in the vigorous defense of any such matter, provided, that neither Company, the Surviving Corporation nor Parent shall be liable for any such settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Company, the Surviving Corporation or Parent thereof and shall deliver to Company or the Surviving Corporation an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party was not entitled to indemnification under this Section. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any such matter unless there is, under applicable standards of professional conduct as determined by such counsel, a conflict on any significant issue between the positions of any two or more Indemnified Parties. This Section 6.9 shall survive the consummation of the Merger. The Certificate of Incorporation and Bylaws of Company will not be amended in a manner which adversely affects the rights of the Indemnified Parties under this Section 6.9. Nothing contained herein shall in any way limit the rights of any director or officer under any indemnification agreement or charter or Bylaw provision of Company existing on the date hereof.

     6.10 Severance. If at any time during the one year period following the Effective Date, Company effects any reduction in employment of any employee who as of the Effective Date had been an employee of Company, Company shall, except as otherwise required pursuant to applicable severance agreements, substantially comply with the Synergen, Inc. August 1, 1994 Severance Benefits Program For Eligible Employees Below Director Level; Synergen, Inc. August 1, 1994 Severance Benefits Program For Eligible Director Level Employees; and Synergen, Inc. August 1, 1994 Severance Benefits Program For Eligible Vice Presidents.

     6.11 Liquidated Damages. If Purchaser shall have elected to terminate this Agreement pursuant to Section 8.1(c)(v), then Company shall be obligated to pay Purchaser $8,000,000 as liquidated damages. The parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Purchaser if an event described in
Section 8.1(c)(v) were to occur. It is understood and agreed by the parties that if Purchaser shall be damaged by an event described in Section 8.1(c)(v), (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) any sums which would be payable by Company under this Agreement are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (iii) such payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from the occurrence of any such events, and, except for the termination rights of Purchaser set forth in Section 8.1(c)(v) and Annex I, shall be the sole and exclusive measure of damages with respect to any such occurrence. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, Company shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

 7. CONDITIONS

     7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) If required by the Delaware Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the stockholders of Company;

          (b) Subject to Section 1.1(c), Shares shall have been purchased pursuant to the Offer; and

          (c) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by Parent, its subsidiaries or affiliates of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger; provided, however, that the parties shall have used all reasonable efforts to prevent such event.

 8. TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether prior to or after approval by the stockholders of
Company:

          (a) By mutual written consent of the Boards of Directors of Purchaser and Company; or

          (b) By Company:

             (i) If (A) Purchaser or any of its subsidiaries or affiliates shall have (1) failed to commence the Offer within the time period specified in Section 1.1; (2) terminated the Offer in accordance with its terms; or (3) failed to purchase Shares pursuant to the Offer within 120 days after the commencement of the Offer; or (B) the Offer shall expire without any Shares having been purchased and without Purchaser having an obligation to extend the Offer under Section 1.1, except that in each case, Company may not terminate this Agreement pursuant to this clause if it shall have failed to perform in any material respect any of its material obligations under this Agreement;

               (ii) In the event Company has complied in all material respects with Section 6.6 and has determined to accept a Superior Proposal;

               (iii) If the Effective Date shall not have occurred on or before one year after the date hereof due to a failure of any of the conditions to the obligations of Company set forth in Section 7.1; or

               (iv) If Purchaser shall have breached or failed to perform in all material respects any of its material obligations or agreements under this Agreement, or any of Purchaser's material representations and warranties shall be, or have become, inaccurate or incomplete in any material respect.

          (c) By Purchaser:

               (i) If (A) Purchaser or any of its subsidiaries or affiliates shall have (1) failed to commence the Offer within the time period specified in Section 1.1; (2) terminated the Offer in accordance with its terms; or (3) failed to purchase Shares pursuant to the Offer within 120 days after the commencement of the Offer; or (B) the Offer shall expire without any Shares having been purchased and without Purchaser having an obligation to extend the Offer under
          Section 1.1, except that in each case, Purchaser may not terminate this Agreement pursuant to this clause if it shall have failed to perform in any material respect any of its material obligations under this Agreement;

               (ii) In the event that Company has complied in all material respects with Section 6.6 and has determined to accept a Superior Proposal;

               (iii) If the Effective Date shall not have occurred on or before one year after the date hereof due to a failure of any of the conditions to the obligations of Purchaser set forth in Section 7.1;

               (iv) If Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or the Board of Directors shall have resolved to do any of the foregoing, except that Purchaser may not terminate this Agreement pursuant to this clause if it shall have failed to perform in any material respect any of its obligations under this Agreement; or

               (v) If Company shall have breached or failed to perform in all material respects any of its obligations or agreements under this Agreement, or any of the representations and warranties of Company set forth in this Agreement, the Disclosure Schedule or in any written certificate or schedule delivered pursuant thereto shall be, or have become, inaccurate or incomplete in any respect, in each case, with such exceptions as would not in the aggregate have a Material
          Adverse Effect on Company and its Subsidiaries taken as a whole.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, (A) this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Purchaser or Company, except as set forth in this Section 8.2 and in Section 6.4 and (B) Purchaser shall terminate the Offer, if still pending, without purchasing any additional Shares.

     8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time before the Effective Date.

     8.4 Waiver. Subject to applicable law, at any time prior to the Effective Date, whether before or after the Special Meeting, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

 9. GENERAL PROVISIONS

     9.1  Brokers.

     (a) Company represents and warrants that no broker, finder or investment banker other than Morgan Stanley & Co. Incorporated and Alex. Brown & Sons Incorporated are entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company.

     (b) Parent represents and warrants that no broker, finder or investment banker other than CS First Boston Corporation is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Parent or its affiliates.

     9.2 Public Statements. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to the Offer or the Merger.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopies or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a) If to Parent or Purchaser:
         Amgen Inc.
         Amgen Center
         1840 DeHavilland Drive
         Thousand Oaks, California 91320-1789
         Attention: Secretary

      with a copy to:

         Amgen Inc.
         Amgen Center
         1840 DeHavilland Drive
         Thousand Oaks, California 91320-1789
         Attention: Senior Vice President, Corporate Development

         Latham & Watkins
         633 West Fifth Street, Suite 4000
         Los Angeles, California 90071
         Attention: George A. Vandeman, Esq.

     (b) If to Company:

         Synergen, Inc.
         1885 33rd Street
         Boulder, Colorado 80301
         Attention: Secretary

      with a copy to:

         Wilson, Sonsini, Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Larry W. Sonsini, Esq.

     9.4 Interpretation. All defined terms herein include the plural as well as the singular. All references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties. When a reference is made in this Agreement to subsidiaries of Parent or Purchaser or Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by Parent or Purchaser or Company, as the case may be. For purposes of this Agreement, Company shall not be deemed to be an affiliate or subsidiary of Purchaser or Parent. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 Representations and Warranties; Etc. The respective representations and warranties of Company, Parent and Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Company, Parent nor Purchaser nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.5 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.6 Miscellaneous. This Agreement (including the Disclosure Schedule referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (ii) except for Sections 2.6, 6.8, 6.9 and 6.10, is not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned, except by Parent and Purchaser to a directly or indirectly wholly owned subsidiary of Parent which, in a written instrument shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the assigning party of the obligations hereunder; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Only Purchaser (or Parent, or a directly or indirectly wholly owned subsidiary of Parent, to which Purchaser assigns such rights and obligations) may commence the Offer or purchase Shares thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent and Purchaser and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                          AMGEN INC.

                                          /s/  GORDON M. BINDER
                                          -------------------------------------
                                          Name: Gordon M. Binder
                                          Title: Chief Executive Officer and
                                                 Chairman of the Board


                                          AMGEN ACQUISITION SUBSIDIARY, INC.

                                          /s/  THOMAS E. WORKMAN, JR.
                                          -------------------------------------
                                          Name: Thomas E. Workman, Jr.
                                          Title: Chief Executive Officer


                                          SYNERGEN, INC.

                                          /s/  GREGORY B. ABBOTT
                                          -------------------------------------
                                          Name: Gregory B. Abbott
                                          Title: President and Chief Executive
                                                 Officer

                                    ANNEX I

     Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, but subject to the terms of this Agreement, and in addition to the Minimum Condition, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, tendered Shares, or may, in the sole discretion of Purchaser, terminate the Offer as to any Shares not then accepted for payment or paid for, if any of the following events shall occur, which, in the reasonable judgment of Purchaser with respect to each and every matter referred to below and regardless of the circumstances giving rise to any of the following events, makes it inadvisable to proceed with the Offer, the acceptance for payment or payment for the Shares or the Merger:

          (a) The affirmative vote of the holders of more than a majority of the outstanding Shares is required to consummate the Merger or Purchaser is not entitled to vote its Shares for the Merger, or the affirmative vote of the holders of any securities of Company other than the Shares is required to consummate the Merger;

          (b) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall not have expired or been terminated;

          (c) Company shall not have obtained such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Company and its Subsidiaries as are necessary for consummation of the Merger (excluding licenses, permits, consents, approvals, authorizations, qualifications or orders, the failure of which to obtain would not in the aggregate have a Material Adverse Effect on Company and its Subsidiaries taken as a whole);

          (d) Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or the Board of Directors shall have resolved to do any of the foregoing, except in the case that Purchaser or Parent shall have failed to perform in any material respect any of their respective material obligations under this Agreement;

          (e) There shall be instituted or pending any action or proceeding which has a reasonable probability of success before any domestic or foreign court, legislative body or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition in whole or in part of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or seeking to obtain any material damages or otherwise directly or indirectly relating to the transaction contemplated by the Offer, (ii) seeking to prohibit or restrict the ownership or operation by Parent or Purchaser (or any of their respective affiliates or subsidiaries) of any material portion of its or Company's business or assets, or to compel Parent or Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate all or any material portion of Company's business or assets as a result of the Offer,
     (iii) making the purchase of, or payment for, some or all of the Shares illegal, (iv) resulting in a delay in the ability of Purchaser to accept for payment or pay for some or all of the Shares, (v) imposing material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of Company, (vi) imposing any limitations on the ability of Parent or Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of Company; (vii) which otherwise is reasonably likely to have a Material Adverse Effect on Company and its Subsidiaries taken as a whole; or (viii) which may result in a material limitation on the benefits expected to be derived by Parent and Purchaser as a result of the Offer, including without limitation, any limitation on the ability to consummate the Merger;

          (f) Any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any domestic or foreign government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of Purchaser, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i)-(viii) of subsection (e) above;

          (g) Any change (or any development involving a prospective change) shall have occurred which in the judgment of Purchaser had, or may reasonably be expected to have, a Material Adverse Effect on Company and its Subsidiaries taken as a whole;

          (h) Company shall have breached or failed to perform in all material respects any of its obligations or agreements under this Agreement, or any of the representations and warranties of Company set forth in this Agreement, the Disclosure Schedule or in any written certificate or schedule delivered pursuant thereto shall be, or have become, inaccurate or incomplete in any respect, in each case, with such exceptions as would not in the aggregate have a Material Adverse Effect on Company and its Subsidiaries taken as a whole;

          (i) This Agreement shall have been terminated by Company, Parent or Purchaser pursuant to its terms;

          (j) Any "Triggering Event" under the Rights Agreement shall have occurred and the Rights shall not be redeemable by Company; or

          (k) (1) a Stipulation of Settlement shall not have been entered into by Company and certain plaintiffs (the "Plaintiffs") (the "Stipulation of Settlement") constituting, subject to court approval, a legally binding agreement for the full and complete settlement of the class action litigation captioned In re Synergen, Inc. Securities Litigation, Case No. 93-B-402, pending in the United States District Court for the District of Colorado (the "Court"), as such settlement is described in that certain Memorandum of Understanding dated the date hereof by and between Company and the Plaintiffs (the "MOU"), (2) the Stipulation of Settlement shall not be in full force and effect or shall not reasonably reflect the terms and conditions of the MOU or (3) the Court shall not have entered a Scheduling Order providing for, (a) approval of a form of notice to the class members of the Stipulation of Settlement and a deadline for giving notice to the class members, (b) deadlines for class members to object to the settlement and/or to opt out of the class and (c) a hearing date upon which the Court will consider whether to grant final approval of the Stipulation of Settlement.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted regardless of the circumstances giving rise to any such conditions or may be waived in whole or in part. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

                                       I-2